Exhibit 99.1

Yum China Board Expands with More China Market and Operation Insights

Shanghai, China (July 18, 2017) -- Yum China Holdings, Inc. (NYSE: YUMC) today announced the appointment of Mr. William Wang and Ms. Joey Wat to the Board of the Directors, effective immediately. The appointment will increase the size of the Board of Directors to 12 members, 9 of whom are independent.

“It is my pleasure to welcome William Wang and Joey Wat to our Board of Directors,” said Yum China Non-executive Chairman Dr. Fred Hu.  “William will bring to our Board deep knowledge and investment insights of the Chinese market.  Joey, a talented Yum China executive, will add operation perspectives to our Board.  I am confident that their participation will further benefit Yum China’s business and shareholders.”

Micky Pant, CEO of Yum China commented, “The addition of Joey and William to the Yum China Board will be another great step forward to become one of the world’s leading restaurant companies.  They are unique business talents in China who can provide deep insights about the Chinese market across a variety of sectors and both have an excellent forward looking strategic perspective as well.”

William is one of the founding partners of Primavera Capital Group (“Primavera”). Prior to Primavera, William served as a Managing Director of Goldman Sachs Merchant Banking/Principal Investment Area (“GS”), where he led significant successful investments in China for the group. Prior to GS, William worked in Investment Banking Division and Private Equity Group of China International Capital Corporation Limited (CICC). William currently serves as a director on the Board of Geely Automobile Holdings Limited, a Hong Kong listed company, in addition to the directorships at Primavera’s portfolio companies.

Joey Wat has served as the President and Chief Operating Officer of Yum China since February 2017. She served as Chief Executive Officer, KFC from October 2016 to February 2017, a position she held at Yum! Restaurants China from August 2015 to October 2016. Ms. Wat joined Yum! Restaurants China in September 2014 as President of KFC China and was promoted to Chief Executive Officer for KFC China in August 2015. Before joining YUM, Ms. Wat served in both management and strategy positions at AS Watson of Hutchison Group (“Watson”), an international health, beauty and lifestyle retailer, in the U.K. from 2004 to 2014. Her last position at Watson was Managing Director of Watson U.K., which operates Superdrug and Savers, two retail chains specializing in the sale of pharmacy and health and beauty products, from 2012 to 2014. She made the transition from Head of Strategy of Watson in Europe to Managing Director of Savers in 2007. Before joining Watson, Ms. Wat spent seven years in management consulting including with McKinsey & Company’s Hong Kong office from 2000 to 2003.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend all forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the fact that they do not relate strictly to historical or current facts and by the use of forward-looking words such as "expect," "expectation," "believe," "anticipate," "may," "could," "intend," "belief," "plan," "estimate," "target," "predict," "likely," "will," "should," "forecast," "outlook" or similar terminology. These statements are based on current estimates and assumptions made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we believe are appropriate and reasonable under the circumstances, but there can be no assurance that such estimates and assumptions will prove to be correct. Forward-looking statements are not guarantees of performance and are inherently subject to known and unknown risks and uncertainties that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or assumptions will be achieved. The forward-looking statements included in this press release are only made as of the date of this press release, and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law. Numerous factors could cause our actual results to differ materially from those expressed or implied by forward-looking statements, including, without limitation: whether we are able to achieve development goals at the times and in the amounts currently anticipated, if at all, the success of our marketing campaigns and product innovation, our ability to maintain food safety and quality control systems, our ability to control costs and expenses, including tax costs as well as changes in political, economic and regulatory conditions in China. In addition, other risks and uncertainties not presently known to us or that we currently believe to be immaterial could affect the accuracy of any such forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You should consult our filings with the Securities and Exchange Commission (including the information set forth under the captions "Risk Factors" and "Forward-Looking Statements" in our Annual Report on Form 10-K) for additional detail about factors that could affect our financial and other results.

About Yum China Holdings, Inc.

Yum China Holdings, Inc. is a licensee of Yum! Brands in mainland China. It has exclusive rights in mainland China to KFC, China's leading quick-service restaurant brand, Pizza Hut, the leading casual dining restaurant brand in China, and Taco Bell, which opened its first restaurant in China at the end of 2016. Yum China also owns the Little Sheep and East Dawning concepts outright. Yum China is well positioned for growth thanks to its strong competitive position, integration of its brands into Chinese popular culture and consumers' daily lives, expanding geographic footprint in China and existing operational expertise. It has a strong capital position, no external debt and expects to continue growing its system sales and profit by adding new restaurants and through growing same-store sales. Yum China had more than 7,600 restaurants and more than 420,000 employees in over 1,100 cities at the end of May 2017. A new generation of younger consumers who are digitally sophisticated and brand driven are fueling growth in consumption in China. The ongoing growth of the middle class and urban population in China is expected to create the world's largest market for restaurant brands, with Yum China poised to be the market leader.

Analysts are invited to contact:

Christie Ju, Vice President – Finance, Investor Relations, at +86 21 2407 8090
Elaine Lai, Director – Finance, Investor Relations, at +86 21 2407 8278

Members of the media are invited to contact:

Forest Liu, Director, Public Affairs, at +86 21 2407 7505